Exhibit 10.37

Biovest International Receives FDA Clearance to Pursue Novel Secondary Endpoint in Ongoing trial; sensitive test could be used by the Company in application for accelerated approval

Analysis of combined clinical plus molecular remission may provide early demonstration of efficacy for novel anti-cancer immunotherapy

WORCESTER, Mass.—(BUSINESS WIRE)—May xx, 2006—Biovest International, Inc. (OTCBB: BVTI - News) has been notified by the United States Food and Drug Administration (FDA) that its proposal to utilize molecular remissions data as a new secondary endpoint in its ongoing clinical trial is acceptable to the agency. Biovest is conducting a pivotal Phase III trial evaluating BiovaxID(TM), the Company’s personalized, targeted anti-cancer immunotherapy for treatment of follicular non-Hodgkin’s lymphoma at over 20 major medical centers throughout the U.S. Biovest previously reported positive Phase II results for BiovaxID—more than 9 years after treatment 95% of BiovaxID treated patients are still alive. Of these patients,     % showed no evidence of turmor cells when measured using highly precise molecular remissions data.

Biovest had asked the FDA to review a request to collect data on molecular remissions, combined with physical examination and CT scan evidence of gross tumor remission as part of a revised secondary endpoint for its ongoing trial. Biovest has also proposed that the data be analyzed as part of annual Data Safety Monitoring Board (DSMB) reviews of its clinical trial. Biovest believes recent advancements in molecular analysis, which provide the capability of detection of minute quantities of cancer cells in the blood stream will provide Biovest an additional source of empirical data, than when combinded with clinical analysis, will enhanced confirmation of the evidence of tumor remission. Biovest believes this should lead to a faster demonstration of a statistically significant benefit of BiovaxID, which could lead to accelerated FDA approval of BiovaxID. If the data demonstrate a statistically significant benefit of BiovaxID on combined molecular and clinical tumor-free survival, Biovest will request that the FDA consider granting conditional approval to BiovaxID. If granted, conditional approval would allow the Company to commence commercial marketing of BiovaxID while it completes its ongoing Phase III study.

Non-Hodgkin’s lymphoma (NHL) is a cancer of the lymphatic system involving a type of white blood cell called a lymphocyte. Because of a characteristic chromosomal abnormality in the cancer cells in NHL, as few as 1 malignant lymphocyte in 100,000 normal cells can be detected in the blood using a sensitive molecular test method known as polymerase chain reaction (PCR). The absence of detectable cancer cells in the blood, based on this sensitive test, is referred to as molecular remission. The preponderance of published clinical studies using a variety of therapeutic regimens have demonstrated a strong relationship between molecular remission and the length of tumor-free survival.

Dr. Steve Arikian, Biovest CEO commented:

“We believe the FDA’s encouragement to move forward with this revised end-point and data analysis could potentially demonstrate a divergence in outcomes between treatment and control arms in the ongoing pivotal phase 3 study, enabling application for an approval of BiovaxID years earlier than might otherwise be possible.”

In its Phase II trial, BiovaxID successfully induced molecular remission in approximately 70% of the treated patients - meaning that cancer cells could not be detected in the patient’s blood using the most sensitive molecular screening techniques available. Using this same approach in our Phase III trial may put us in a position to have an approved indication for BiovaxID years earlier than would be possible using traditional clinical endpoints. This means that a potentially life- saving cancer therapy could become available to patients much sooner than would otherwise be the case.

About Biovest International, Inc.

Biovest International, Inc.,is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI - News) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID(TM), which is being developed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest’s therapy for follicular non-Hodgkin’s lymphoma is currently in a Phase 3 pivotal clinical trial at more than 20 major centers in the U.S., and is being conducted under a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute. For further information, visit the Company Web site at www.biovest.com.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of late-stage clinical products in the therapeutic areas of respiratory disease and oncology. Two of these products are SinuNase(TM) and BiovaxID(TM). The Company’s SinuNase product, in development to treat chronic sinusitis (rhinosinusitis), is a novel application and formulation of a known anti-fungal licensed from the Mayo Foundation for Medical Education and Research. BiovaxID is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia subsidiary Biovest International, Inc., is currently in a Phase 3 clinical trial. In addition, Accentia’s growing specialty pharmaceutical business, TEAMM Pharmaceuticals, has a portfolio of currently marketed products plus a pipeline of additional products under development by third parties. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about AutovaxID, BiovaxID and any other statements relating to products, product candidates, and product development programs of Accentia and/or Biovest. Such statement may include, without limitation, statements with respect to either Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results of either Accentia or Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of Accentia’s and/or Biovest’s clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings of Accentia and Biovest with the Securities and Exchange Commission. All forward looking statements are qualified in their entirety by this cautionary statement, and neither Accentia nor Biovest undertakes any obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Biovest International, Inc., Worcester, MA

Carl M. Cohen, Ph.D.

Chief Operating Officer

508-793-0001 x 448

ccohen@biovest.com

or

The Investor Relations Group, New York

Investors:

Jordan Silverstein, 212-825-3210

jsilverstein@investorrelationsgroup.com

Public Relations:

Lynn Granito, 212-825-3210

lgranito@investorrelationsgroup.com

Source: Biovest International, Inc.